Exhibit 10.49

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 21st day of February 2014 (the “Effective Date”), by and between InterCloud Systems, Inc., a Delaware corporation (the “Company”), and Scott Davis (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.          The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B.           This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (the “Prior Employment Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.            Retention and Duties.

1.1          Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2           Duties. During the Period of Employment, the Executive shall serve the Company as its Senior Vice President in charge of World Wide Sales and Marketing of the Company (“SVP Sales”) and shall have the powers, authorities, duties and obligations of management usually vested in such position for a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) and the Company’s President may assign from time to time, all subject to the directives of the Board, and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s employee handbook, business conduct and ethics policies, and other personnel policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the President of the Company, its CEO and the Board.

1.3          No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment without the express written approval of the Board. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4          No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5          Location. The Executive’s principal place of employment shall be the Company’s offices in Dallas Fort Worth The Executive agrees that he will be regularly present at that office, once it is established. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.
Period of Employment. The “Period of Employment” shall be a period of three years commencing on the Effective Date and ending at the close of business on the third anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1           Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary including an annual assigned commission package (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Two Hundred Twenty-Five Thousand Dollars ($225,000). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary, except for salary reductions of no more than 15% that are applied generally to similarly situated executives of the Company.

3.2           Incentive Bonus. Commencing on January 1, 2014, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal 100% of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof).

3.3           Stock Option Grant. Subject to approval by the Board (or a committee thereof), the Company will grant the Executive a stock option (the “Option”) to purchase 350,000 shares of the Company’s common stock at a price per share not less than the per-share fair market value of the common stock on the date of grant, as reasonably determined by the Board (or a committee thereof). [The Option will vest with respect to twenty-five percent (25%) of the shares subject to the Option on the first anniversary of the grant date of the Option. The remaining seventy-five percent (75%) of the shares subject to the Option will vest in 24 months substantially equal monthly installments thereafter. In each case, the vesting of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date. The maximum term of the Option will be ten (10) years, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Option shall be intended as an “incentive stock option” under Section 422 of the Internal Revenue Code, as amended (the “Code”), subject to the terms and conditions of Section 422 of the Code (including, without limitation, the Code limitation on the number of options that may become exercisable in any given year and still qualify as such an incentive stock option). The Option shall be granted under the Company’s 2012 Performance Incentive Plan and shall be subject to such further terms and conditions as set forth in the Company’s standard form of award agreement for stock options granted under the plan.

4.            Benefits.

4.1           Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2           Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3           Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.            Termination.

5.1          Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), , or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2          Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3          Benefits upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, upon Change of Control event(as defined below ), or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)           The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b)           If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason ( other than a Change of Control Event ) , the Executive shall be entitled to the following benefits:

(i)           The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the sum of (x) twelve (12) months of Executive’s Base Salary at the monthly rate in effect on the Severance Date (except in connection with a Change of Control event, in which case the Executive shall receive twenty (24) months of Base Salary), plus (y) one (1) times the Executive’s pro-rated Target Bonus for the fiscal year of the Company in which the Severance Date occurs( except in connection with a Change of Control event, in which case the Executive shall receive two (2) times the full Target Bonus). Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 21(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service.

(ii)           The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 21(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the six month (6th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place

(iii)           The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment by the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid (such payment to be made at the time bonuses for the fiscal year are paid to the Company’s executives generally).

(iv)           As to each then-outstanding stock option and other equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date). As to each outstanding stock option or other equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive’s employment with the Company will be deemed to have continued for twelve (12) months after the Severance Date. Notwithstanding the foregoing, if the Severance Date occurs on or after the date of a Change in Control Event, each stock option and other equity-based award granted by the Company to the Executive, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date.

(c)           If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Company shall pay the Executive the amount contemplated by Section 5.3(b)(iii).

(d)           Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii) or 5.3(c), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) or 5.3(c), as applicable, of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(e)           The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4          Release; Exclusive Remedy; Leave.

(a)           This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit Awith such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b)           The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(c)           In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5           Certain Defined Terms.

(a)           As used herein, “Accrued Obligations” means:

(i)           any Base Salary that had accrued but had not been paid on or before the Severance Date;

(ii)          any accrued but unused vacation as of the Severance Date; and

(iii)         any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)           As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)           As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)             the Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)            the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii)           the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or

(iv)           a breach by the Executive of any other provision of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates.

(d)           As used herein, “Change in Control Event” shall mean

(i)             The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) of this definition below, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant, or related party of or to such Person);

(ii)            Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above.

(e)           As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f)           As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i)             a material diminution in the Executive’s rate of Base Salary; greater than 15%

(ii)            a material diminution in the Executive’s authority, duties, or responsibilities; any change in current reporting structure or personnel (i.e Frank Jadevaia)

(iii)           a material change in the geographic location of the Executive’s principal office with the Company that is demanded, without reimbursement of cost and expenses of the requested move( including two months of temporary living expenses, to a maximum aggregate of $10,000 for living and moving expenses) or

(iv)           a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(g)           As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)           As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.         Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7          Limitation on Benefits.

(a)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)           A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6.           Protective Covenants.

6.1           Confidential Information; Inventions.

(a)           The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), including business, marketing and mergers and acquisitions plans and strategies, (ii) products or services (including product road maps and strategies), (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) suppliers, customers and clients, as well as supplier, customer or client lists, preferences and/or contracts and contract terms, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)            As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2          Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the [twelve (12)/)] month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of [twelve (12)/ months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world, excluding Nottingham Enterprises, where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or any and time during the [twelve (12)/ month period following the Severance Date competes, with the Company or any of its Affiliates in any business related to [describe business]. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation,

6.3          Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.4          Non-Interference with Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not, directly or indirectly through any other Person, use any of the Company’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise use the Company’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5           Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Affiliate (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any Affiliate, in a form and within a time frame requested by the Board, with respect to the Company’s or any Affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any Affiliate; and (v) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. [The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.5, including lodging and meals, upon the Executive’s submission of receipts. If, due to an actual or potential conflict of interest, it is necessary for the Executive to retain separate counsel in connection with providing the services under this Section 6.5, and such counsel is not otherwise supplied by and at the expense of the Company (pursuant to indemnification rights of the Executive or otherwise), the Company shall further reimburse the Executive for the reasonable fees and expenses of such separate counsel.]

6.6           Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7          Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.             Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.             Successors and Assigns.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.             Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.          Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Florida to be applied. In furtherance of the foregoing, the internal law of the state of Florida will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.
Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof [(including, without limitation, the Prior Employment Agreement)]. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.
Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.
Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.
Arbitration. Except as provided in Sections 6.6 and 17, Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in [Miami, Florida], before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorneys fees and other expenses.

17.
Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.
Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

InterCloud Systems, Inc.
331 Newman Springs, Blvd Suite 104
Red Bank, NJ 07702
Attention: Chief Legal Officer

with a copy to:

Pryor, Cashman
PRYOR CASHMAN LLP
7 Times Square, New York, NY 10036-6569
Attention: Ali Panjwani, Esq

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.

(a)           It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)           If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)           To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

InterCloud Systems, Inc., a Delaware corporation

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Senior Vice President

“EXECUTIVE”

/s/ Scott Davis
Scott Davis

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1.             Release by Executive. [                                   ] (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue InterCloud Systems, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5.3 of the Employment Agreement dated as of ___________, 2013 by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.             Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [      ] days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.             Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.             ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a)           In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)           He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)           He was given a copy of this Agreement on [            ] and informed that he had twenty-one (21) days within which to consider this Agreement, that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1, and that any changes, whether material or immaterial,  that are made to this Agreement during such 21-day period will not re-start or extend the 21-day period for Executive to consider this Agreement;

(d)           Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e)           He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

5.             No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.             Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)           Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)           Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)           Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Florida, notwithstanding any Florida or other conflict of law provision to the contrary.

(d)           Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)           Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)           Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g)           Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h)           Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this           day of _____ 20___, at _____________County, ____________.

“EXECUTIVE”

[Name]

EXECUTED this           day of _____ 20___, at _____________County, ____________.

“COMPANY”

InterCloud Systems, Inc.

By:
[Name]
[Title]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I,                         , hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this           day of _____ 20___, at _____________County, ____________.

[Name]

INTER CLOUD SYSTEMS, INC.
331 Newman Springs Road
Building 1, Suite 104
Red Bank, New Jersey 07701

                    March 25, 2014

Mr. Scott Davis
5204 N Meadow Ridge Circle
Mckinney, TX 75070

Dear Mr. Davis:

Reference is made to the Employment Agreement dated February 21, 2014 between InterCloud Systems, Inc. (the "Company") and you (the "Executive"). Defined terms used and not defined herein shall have the respective meanings as set forth in the Employment Agreement.

This letter will confirm our understanding and agreement that Section 3.3 of the Employment Agreement is amended and restated in its entirety as follows:

"3.3 Reserved"

Except as set forth herein, the terms of the Employment Agreement shall remain in full force and effect.

If the foregoing accurately sets forth your understanding and agreement as to the matters set forth, please acknowledge your agreement by signing below and returning to the undersigned a copy of this letter.

Very truly yours,

InterCloud Systems, Inc.

By:	/s/ Lawrence Sands
Name: Lawrence Sands
Title: SVP

ACCEPTED AND AGREED:

/s/ Scott Davis
Scott Davis